                                                                    EXHIBIT 2.4




                             SHAREHOLDERS AGREEMENT

         THIS SHAREHOLDERS AGREEMENT, dated as of September 3, 1997 (this "Agreement"), is made and entered into by and among PIONEER NATURAL RESOURCES COMPANY, a Delaware corporation ("US Co"), and TRIMAC CORPORATION, an Alberta Corporation, and GENDIS INC., a Canadian federal corporation (collectively, the "Shareholders").

                              W I T N E S S E T H

         WHEREAS, concurrently herewith, US Co and Chauvco Resources Ltd. ("Chauvco) are entering into a Combination Agreement dated September 3, 1997 (the "Combination Agreement"), providing for the arrangement (the "Arrangement") as contemplated by the Combination Agreement; capitalized terms used and not defined herein have the respective meanings ascribed to them in the Combination Agreement; and

         WHEREAS, as an inducement and a condition to entering into the Combination Agreement, US Co has required that each Shareholder agrees, and each Shareholder has agreed, to enter into this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein and the benefits to be received by the parties under the terms of the Combination Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

1.       DEFINITIONS

         For purposes of this Agreement:

         (a) "Acquisition Proposal" shall mean any agreement, letter of intent, proposal or offer (other than the transactions contemplated in the Combination Agreement) involving Chauvco or any of the Chauvco Subsidiaries for, or an inquiry or indication of interest that reasonably could be expected to lead to: (i) any arrangement, merger, consolidation, share exchange, recapitalization, reorganization, dissolution, liquidation, business combination, or other similar transaction with Chauvco or any of the Chauvco Subsidiaries,
                  (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of a material portion of the assets of Chauvco and the Chauvco Subsidiaries, taken as a whole, in a single transaction or series of transactions, or (iii) any tender offer or exchange offer for all or any portion of the outstanding shares of capital stock of Chauvco or any of the Chauvco Subsidiaries or the filing of documentation under applicable Canadian securities legislation in connection therewith, but shall not include the transactions contemplated in the Combination Agreement.

         (b) "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, is controlled by, or is under common control with, such first Person.



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         (c)      "Person" shall mean an individual, corporation, limited
                  liability company, partnership, joint venture, association, trust or unincorporated organization.

         (d)      "Shares" shall mean Chauvco Common Shares.

         (e)      "Shareholders' Shares" shall mean:

                  (i) in respect of Trimac Corporation, the 6,873,392 Shares beneficially owned by and registered in the name of Trimac Corporation;

                  (ii) in respect of Gendis Inc., the 14,688,610 Shares indirectly held through its indirectly wholly-owned subsidiary, 3106829 Canada Inc. ("3106829");

                  (iii) any Shares acquired by Trimac Corporation or its Affiliates or Gendis Corporation or its Affiliates after the date of this Agreement; and

                  (iv) any Shares transferred to Affiliates as contemplated by 3(iv) hereof.

         (f) "Termination Date" shall mean the date that the Combination Agreement has been terminated.

2.       PROVISIONS CONCERNING COMMON STOCK

         From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the Termination Date, at any meeting of the holders of Shares, however called, or in any other circumstance upon which the vote, consent or other approval of holders of Shares is sought, each Shareholder shall vote (or cause to be voted) such Shareholder's issued and outstanding Shareholders' Shares, (i) in favour of the Arrangement and the other transactions contemplated thereby, the execution and delivery by Chauvco of the Combination Agreement and the approval of the terms thereof and each of the other actions contemplated by the Combination Agreement and this Agreement and any actions required in furtherance thereof and hereof; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other material obligation or agreement of Chauvco under the Combination Agreement; and (iii) against the following actions (other than the Arrangement and the transactions contemplated by the Combination Agreement): (A) any Acquisition Proposal other than an Acquisition Proposal with US Co or any Affiliate thereof and (B) to the extent that such (1) are intended to, or could reasonably be expected to, impede, interfere with, delay, postpone, or materially adversely affect the Arrangement or the transactions contemplated by the Combination Agreement or this Agreement or (2) are intended to, or could reasonably be expected to, implement or lead to any Acquisition Proposal (other than an Acquisition Proposal with US Co or any Affiliate thereof): (x) any change in a majority of the persons who constitute the board of directors of Chauvco; (y) any change in the present capitalization of Chauvco or any amendment of Chauvco's Articles or Bylaws; or
(z) any other a material change in Chauvco's corporate structure or business. In addition to the other covenants and agreements of the Shareholders provided for elsewhere in this Agreement, during the above-described period no Shareholder shall enter into any agreement or understanding with any Person the effect of which would be inconsistent with or violate the provisions and agreements contained in this Section 2. Nothing herein shall in any way restrict or limit any director


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or officer of the Shareholders from taking any action in his capacity as a director or officer of Chauvco to fulfill his duties and fiduciary obligations as a director or officer of Chauvco.

3.       COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         Each Shareholder hereby severally represents, warrants and covenants to US Co as follows:

                  (i) Ownership. Such Shareholder (and in the case of 3106829, 3106829) is either (A) the record holder and beneficial owner of, or (B) the beneficial owner but not the record holder of, the number of issued and outstanding Shares attributed thereto herein. As of the date of this Agreement, the Shares attributed to each Shareholder pursuant to the definition of Shareholders' Shares in 1(e) herein constitute all of the issued and outstanding Shares owned of record or beneficially owned by such Persons. Except as otherwise attributed to each Shareholder pursuant to the definition of Shareholders' Shares in 1(e) herein, each such Person has sole power of disposition, sole power of conversion, sole power to demand appraisal rights and, in the case of the Shareholders, the sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares attributed to each Shareholder pursuant to the definition of Shareholder Shares in 1(e) herein, with no material limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

                  (ii) Power; Binding Agreement. Such Shareholder has the legal capacity, power and authority to enter into and perform all of such Shareholder's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms. There are no beneficiaries or holders of a voting trust certificate or other interest of any trust of which such Shareholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Shareholder of the transactions contemplated hereby.

                  (iii) No Conflicts. Other than filings that may be required under the Exchange Act and such other consents as are described in the Combinatin Agreement, no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby, except where the failure to obtain such consent, permit, authorization, approval or filing would not interfere with such Shareholder's ability to perform its obligations hereunder, and none of the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof shall (A) conflict with or result in any breach of any applicable organizational documents applicable to such Shareholder, (B) result in a violation or breach



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                           of, or constitute (with or without notice or lapse
                           of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Shareholder is a party or by which such Shareholder or any of its properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Shareholder or any of its properties or assets, in each such case except to the extent that any conflict, breach, default or violation would not interfere with the ability of such Shareholder to perform its obligations hereunder.

                  (iv) No Encumbrances. Except as required by Section 2, at all times during the term hereof, all of such Shareholder's Shares will be held by such Shareholder, Affiliates of such Shareholder (to whom, not withstanding anything else herein contained, transfers shall be permitted as long as such Shareholder remains bound by this Agreement with respect to its portion of the Shareholders' Shares), or by nominees or custodians for the benefit of such Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreement, understandings or arrangements or any other liens, claims, understanding or arrangements that would limit or impair such Shareholder's ability to perform its obligations under this Agreement. For greater certainty, it is acknowledged that the Shares of 3106829 are pledged to Bank of Montreal, as security agent. Gendis confirms that such pledge is pursuant to terms that would not provide such limitation or impairment. It is acknowledged that the Shares of Trimac Corporation are or will be pledged to Royal Bank of Canada. Trimac confirms that any such pledge is or will be pursuant to terms that would not provide such limitation or impairment.

                  (v) No Solicitation. Each Shareholder shall comply with the terms of Section 4.2(n) of the Combination Agreement.

                  (vi) Restriction on Transfer, Proxies and Non-Interference. Except as contemplated in Section 3(iv), from and after the date of this Agreement and ending as of the first to occur of the Effective Time or the Termination Date, no Shareholders shall, and each Shareholder shall cause each of its Affiliates who beneficially owns any of the Shareholder's Shares of such Shareholder not to, directly or indirectly without the consent of US Co in respect of any Acquisition Proposal or otherwise:
                           (A) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Shareholders' Shares of such Shareholder, or any interest therein, (B) grant any proxies or powers of attorney, deposit any Shareholders' Shares of such Shareholder into a voting trust or enter into a voting agreement with respect to any Shareholders' Shares of such




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                           Shareholder, (C) enter into any agreement or
                           arrangement providing for any of the actions described in clause (A) or (B) above or (D) take any action that could reasonably be expected to have the effect of preventing or disabling any such Shareholder from performing such Shareholder's obligations under this Agreement.

                  (vii) Waiver of Appraisal Rights. Each Shareholder hereby waives and agrees not to assert, and shall cause any of its Affiliates who hold of record any of such Shareholder's Shares to waive and agree not to assert, any rights of appraisal or rights to dissent in respect of the Arrangement that such Shareholder or such Affiliate may have.

                  (viii) Further Assurances. From time to time, at US Co's reasonable request and without further consideration, each Shareholder shall execute and deliver such additional documents as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

4.       STOP TRANSFER

         Subject to Section 3(iv) or (vi) or except as otherwise contemplated hereby, from and after the date of this Agreement and ending as of the first to occur of the Effective Time or the Termination Date, no Shareholder will request that Chauvco register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shareholders' Shares of such Shareholder.

5.       RECAPITALIZATION

         In the event of a stock dividend or distribution, or any change in the Shares (or any class thereof) by reason of any split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall include, without limitation, all such stock dividends and distributions and any shares or other securities into which or for which any or all of the Shares (or any class thereof) may be changed or exchanged as may be appropriate to reflect such event.

6.       MISCELLANEOUS

         (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

         (b) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

         (c) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly





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                  received if so given) by hand delivery or telecopy, or by
                  mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses or the addresses set forth on the signature pages hereto:

         If to
         Trimac Corporation:        Trimac Corporation
                                    2100, 800 - 5th Avenue S.W.
                                    Calgary, Alberta
                                    T2P 5A3
                                    Attn: Mr. Terry Owen
                                    Telecopy: (403) 298-5258



         If to Gendis:              Gendis Inc.
                                    1370 Sony Place
                                    Winnipeg, Manitoba
                                    R3C 3C3
                                    Attn: Mr. N. Paul Cloutier
                                    Telecopy: (204) 474-5469

                                            and

         copy to:                   Burnet, Duckworth & Palmer
                                    1400, 350 - 7th Avenue S.W.
                                    Calgary, Alberta
                                    T2P 3N9
                                    Attn: Mr. Allan R. Twa
                                    Telecopy: (403) 260-0332

         If to US Co:               Pioneer Natural Resources Company
                                    1400 Williams Square
                                    5205 N.  O'Connor Blvd.
                                    Irving, Texas 75039
                                    Attn:  General Counsel
                                    Telecopy: (927) 402-7028

                                          and

         copy to:                   Vinson & Elkins L.L.P.
                                    3700 Trammell Crow Center
                                    2001 Ross Avenue
                                    Dallas, Texas 75201-2975
                                    Attn:  Michael D. Wortley
                                    Telecopy:  (214) 220-7716




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                  or to such other address as the person to whom notice is
                  given may have previously furnished to the others in writing in the manner set forth above.

         (d) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein

         (e) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by any Shareholder of any covenants or agreements contained in this Agreement will cause US Co to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach US Co shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

         (f) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

         (g) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

         (h) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

         (i) Governing Law. This Agreement shall be governed and construed in accordance with the laws of Alberta.

         (j) Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of Alberta in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to

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                  venue therein); provided, however, that such consent to
                  jurisdiction is solely for the purpose referred to in this paragraph and shall not be deemed to be a general submission to the jurisdiction of Alberta other than for such purposes.

         (k) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         (l) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement. This Agreement shall not be effective as to any party hereto until such time as this Agreement or a counterpart thereof has been executed and delivered by each party hereto.

7.       TERMINATION

         This Agreement shall terminate without any further action on the part of any party hereto upon the earlier of the Termination Date and the Effective Time except for Section 8 which will continue in full force and effect for each Shareholder as long as such Shareholder or any Affiliate is the beneficial owner of any Exchangeable Shares and except for Section 9 which will remain in full force and effect for each Shareholder for a period of 6 months after the Effective Date. Upon such termination, this Agreement shall forthwith become void and of no further force or effect; provided that a party shall be liable for any breaches of the Agreement that occurred prior to such termination.

8.       EXCHANGEABLE SHARES

         (a) Each Shareholder agrees that such Shareholder will not exchange or permit the exchange of any Exchangeable Shares (as defined in the Combination Agreement) beneficially owned by such Shareholder unless either (i) such Shareholder has obtained the prior consent of US Co, which consent will be given if no Blackout Period (hereafter defined) is in effect as of the date the consent is requested, or (ii) pursuant to the following procedure:

                 (A) such Shareholder will tender the Exchangeable Shares for exchange and notify US Co that it has completed an order for the sale of the underlying shares of US Co Common Stock (as defined in the Combination Agreement) or that it will complete such order for the sale of such underlying shares of US Co Common Stock on the same business day as the tender of the Exchangeable Shares for exchange; and

                  (B) such Shareholder will notify US Co on the same business day when it has completed an order for the sale of a number of underlying shares of US Co Common Stock that is equal to or greater than the number of Exchangeable Shares to be exchanged.




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         US Co agrees to have any exchange consented to by US Co under subparagraph (i) or the subject of a notice from a Shareholder under subparagraph (ii)(B) effected within two business days after the request for exchange has been received. For purposes hereof, "Blackout Period" shall mean any period during which US Co has not disclosed information about the business and affairs of US Co, which information would otherwise be required to be disclosed in the Form S-3 (as defined in the Combination Agreement).

         (b) US Co covenants and agrees to minimize the length of any Blackout Periods to the extent reasonably practicable and disclose the information contemplated in Section 8(a) as soon as reasonably practicable and in any event within the time limits prescribed by applicable law and that during any period when US Co is in breach of this Section 8(b), Section 8(a) will not apply.

         (c) US Co covenants and agrees that in the event US Co refuses to consent to any exchange of any Exchangeable Shares as requested by any Shareholder because a Blackout Period is in effect, US Co will forthwith notify such Shareholder on the termination of such Blackout Period.

         (d) This Section 8 shall not apply to any Shares which have been, or are in the future, pledged or encumbered to an arm's-length party in accordance with this Agreement.

9.       RULE 144

         If the Shareholder is not subject to the volume limitations set forth in paragraph (e)(i) in rule 144 under the Exchange Act during the first 6 months after the Effective Time (whether by application of rule 145 under the Exchange Act, or otherwise), Shareholder will nevertheless comply with such volume limitations during the first 6 months after the Effective Time as if such Shareholder were subject to paragraph (e)(i) of rule 144 unless it obtains the consent of Pioneer.


         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on this 3rd day of September, 1997.

                                            PIONEER NATURAL RESOURCES COMPANY


                                            Per: /s/ Scott D. Sheffield
                                                 ------------------------------

                                            Per: /s/ Mark L. Withrow
                                                 ------------------------------

                                            TRIMAC CORPORATION


                                            Per: /s/ Jeff McCaig
                                                 ------------------------------

                                            Per: /s/ Terry Owen
                                                 ------------------------------

                                            GENDIS INC.


                                            Per: /s/ G. Allan McKenzie
                                                 ------------------------------

                                            Per: /s/ N. Paul Cloutier
                                                 ------------------------------